Corporate Presentation February 3rd, 2020 © Copyright 2020 CTI BioPharma Corp. All rights reserved.

Forward Looking Statement This presentation includes forward-looking statements within the meaning of the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results and the trading price of our securities. Such statements include, but are not limited to: expectations with respect to the PACIFICA Phase 3 trial of pacritinib, including design, anticipated enrollment, top-line data timing and results, including recent changes to the protocol pursuant discussions with the FDA; expectations with respect to the potential therapeutic utility of pacritinib; expectations with respect to the potential of pacritinib to achieve treatment goals; the development of our company, including the advancement of pacritinib; our ability to achieve our goals in 2020 and beyond, expectations regarding sufficiency of cash resources, cash expenditures, cash runway, sources of cash flows and other projections; and statements regarding our ability to obtain funding for operations. Risks that contribute to the uncertain nature of the forward-looking statements include, among others, risks associated with the biopharmaceutical industry in general and with our company and pacritinib in particular including, among others, risks associated with the following: clinical trials may not demonstrate safety and efficacy of pacritinib; the FDA may determine that the benefit/risk profile of pacritinib at the dose selected for the PACIFICA Phase 3 trial does not support approval based on the results of such trial; previously identified FDA concerns regarding safety and dosing limitations or otherwise; pacritinib may fail in development, may not receive required regulatory approvals, or may be delayed to a point where it is not commercially viable; our assumptions regarding our planned expenditures and sufficiency of cash to fund operations may be incorrect; we may not achieve additional milestones in our pacritinib development program; the impact of competition; the impact of expanded product development and clinical activities on operating expenses; adverse conditions in the general domestic and global economic markets; as well as the other risks identified from time to time in our filings with the Securities and Exchange Commission. Except as required by law, we do not intend to update any of the statements in this presentation upon further developments. 2

CTI Biopharma Addressing the unmet need of myelofibrosis patients • Pacritinib – a JAK2/IRAK-1 inhibitor • Focused on myelofibrosis with severe thrombocytopenia (platelet count <50,000/µL) • Major shareholders • BVF, NEA, Stonepine & OrbiMed* • Cash/cash equivalents runway into 2H2020 • $46.7MM on 9/30/19 *Based on publicly available beneficial ownership data as of 9/30/19 filed with the SEC on Schedules 13D, 13F and 13G and Forms 3 and 4. 3

Pacritinib: Novel JAK2 inhibitor Potential Accelerated Approval in 2022 • Unique MOA - Oral JAK2 and IRAK-1 inhibitor • Over 1,200 patients treated in clinical trials • Demonstrated clinical activity in MF patients with the most important unmet medical need • Severe thrombocytopenia (platelet count <50,000/µL) • Orphan drug designation for myelofibrosis in US & EU • Patent protection until US2029/EU2030 (plus extension) • Pivotal PACIFICA Phase 3 study now enrolling • FDA agreed accelerated approval pathway based on SVR rates 4

Pacritinib Development – Myelofibrosis Focus Program Indication Phase 1 Phase 2 Phase 3 Approved PAC203 Phase 2: High risk myelofibrosis, second-line PACIFICA Phase 3: High risk myelofibrosis, severe thrombocytopenia Pacritinib (enrolling) PERSIST-2: Myelofibrosis (platelets ≤100,000/µL) PERSIST-1: Myelofibrosis (all platelet counts) 5

Myelofibrosis and Unmet Medical Needs • Malignant bone marrow Debilitating Symptoms cancer with median survival 6 years after diagnosis • Standard of care is ruxolitinib • Severe thrombocytopenia is the most important unmet medical need 6

Two Paths to Severe Thrombocytopenia Almost all MF patients become thrombocytopenic Disease-related Treatment-related At diagnosis or with disease Typically treated with ruxolitinib progression Eventually discontinue ruxolitinib Typically worsens over time due to cytopenias All severely thrombocytopenic patients are anemic, experience low WBC and increased Grade 3 fibrosis, are typically transfusion dependent and have high symptom loads 8

Severe Thrombocytopenia Short OS with with platelet count <50,000/µL OS 15 months 7 Source: Masarova et al., Eur J Haematolol. 2017

Ruxolitinib and Thrombocytopenia Significant and rapid decline in platelet counts with ruxolitinib at doses of 15-20mg BID1 ….associated with dose reductions ….which potentially reduces clinical benefit2 9 1. Verstovsek, et al., Haematologica, 2015 May; 100(4): 479–488; 2. Ruxolitinib NDA Clinical Pharmacology and Biopharmaceutical Review(s), FDA 2011.

Significant Market Opportunity for Pacritinib 36% of MF patients have Severe Thrombocytopenia ~17,000 patients Front-line Discontinued ruxolitinib Low dose ruxolitinib Company estimates based on: 1. July 2018 Kantar Health Myelofibrosis Demand Market Research Global Report 2. SmartAnalyst Quantitative Web survey (N=120); 3. 2015 ZS 10 Pacritinib MD Treatment Flow US/EU5; 4. IMS Jakafi Prescription data Q3 2014; 5. 2017 Kantar Health MF Opportunity Assessment. Masarova L et al. (in submission).

PACIFICA Phase 3 Clinical Trial

Primary or secondary myelofibrosis

Severe thrombocytopenia
(platelets <50,000/μL)

→

Pacritinib
200 mg BID

Randomized 2:1

Physician's Choice

→

Primary Analysis
N=168

SVR at 24 weeks

→

Secondary Analyses
N=348

TSS at 24 weeks

Overall Survival

- Now actively enrolling; 130+ clinical sites worldwide
- 1st and 2nd-line MF patients with severe thrombocytopenia
- Powered for SVR (85%) and TSS (80%)
- Top-line data expected 2H2021
- Accelerated approval pathway following <u>primary analysis</u> agreed with FDA

SVR, ≥35% spleen volume reduction; TSS, ≥50% reduction in total symptom score.

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Accelerated Approval for Pacritinib Accelerated Approval Pathway agreed with FDA PACIFICA N=348 Primary Secondary Efficacy Efficacy MF - severe Analysis Analyses thrombocytopenia N=168 2º EndpointsN=348 (platelets <50,000/µL) SVR at 24 weeks TSSTSS atat 24 24weeksweeks First and Second-line Overall Survival Top-line data End of Study data End of 2021 2023 Accelerated Regular Approval Approval 2022 2024 SVR, spleen volume reduction; TSS, total symptom score. Source: Mesa R, et al., Lancet Haematology 2017; Mascarenhas J, et al., JAMA Oncology 2018. FDA Type A meeting comments, January 2020.

Completed Phase 3 Pacritinib Trials PERSIST-1 and PERSIST-2 PERSIST-1 1L therapy PERSIST-2 Thrombocytopenia 1L & 2Ltherapy SVR, spleen volume reduction; TSS, total symptom score; *n=211 completed 24 weeks on study; ** BAT may include ruxolitinib. Source: Mesa R, et al., 12 Lancet Haematology 2017; Mascarenhas J, et al., JAMA Oncology 2018.

Phase 3 SVR Efficacy Data

SVR response in all patient populations

All Patients	PERSIST-1		PERSIST-2		
	Pacritinib 400mg QD (N=220)	BAT (N=107)	Pacritinib 400mg QD (N=75)	Pacritinib 200mg BID (N=74)	BAT (N=72)
≥35% SVR	19.1%	4.7%	15%	22%	2.8%
P-value vs. BAT	0.0003	-	0.02	0.001	-

Platelet Count <50,000/µL	Pacritinib (all doses) (N=104)	BAT (N=48)
≥35% SVR	23%	2%
P-value vs. BAT	0.0007	-

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Sources: Mesa R, et al., Lancet Oncology 2017; Mascarenhas J, et al., JAMA Oncology 2018; Mesa R, et al., ASH Abstract 2019.

Phase 3 TSS Efficacy Data Pacritinib shows clinical benefit with Modified TSS • Modified TSS assessment (excluding fatigue) used for the approval of ruxolitinib and fedratinib • In PERSIST-2, modified TSS assessment demonstrates statistically significant clinical benefit All Patients Pooled Pacritinib BAT Pacritinib 200mg BID (N=72) (all doses) (N=74) (N=149) ≥50% TSS 31% 35% 15% P-value vs. BAT 0.014 0.0075 - • Modified TSS assessment to be used in PACIFICA 15 Source: CTI Internal analyses

PAC203 Phase 2 Clinical Trial Pacritinib 200 mgBID Primary or secondary 150 patients myelofibrosis Pacritinib Evaluate safety and SVR at 12 and 24 100 mgBID Prior ruxolitinib 1:1:1 weeks therapy randomization Pacritinib 100 mgQD • Dose-ranging study • Advanced second-line patient population • Risk minimization measures implemented • Topline data presented at ASH 2019 • Dose selected for Phase 3 - 200 mg BID 16 SVR, ≥35% spleen volume reduction; Source: Gerds, et al., ASH 2019 Oral Presentation.

PAC203 Efficacy 17% SVR in Severely Thrombocytopenia Patients SVR Percent Change at Week 24 by Pacritinib Dose Baseline platelet count • Red <50,000/µL • Blue ≥50,000/µL % % Baseline from Change 100mg QD 100mg BID 200mg BID 17 Source: Gerds, et al., ASH 2019 Oral Presentation

Treatment-Emergent Adverse Events Consistent safety profile Adverse Event (%) 100mg QD 100mg BID 200mg BID (N=52) (N=55) (N=54) Diarrhea 19% 22% 30% Thrombocytopenia 21% 22% 41% Nausea 23% 20% 28% Fatigue 17% 24% 24% Abdominal pain 17% 11% 24% Pyrexia 15% 16% 13% Anemia 10% 11% 24% Peripheral edema 14% 9% 17% Decreased Appetite 12% 7% 19% 18 Sources: Gerds A, et al., ASH 2019 Oral Presentation.

PAC203 vs. PERSIST-2 Safety Profiles Beneficial Risk Minimization on PAC203 Hemorrhagic PAC203 PERSIST-2 PERSIST-2 Events (%) Pacritinib Pacritinib BAT 200mg BID 200mg BID (N=98) (N=54) (N=106) Grade 3 5.6 14.2 7.1 Grade 4 0 0 1.0 Grade 5 1.9 1.9 0 Cardiac PAC203 PERSIST-2 PERSIST-2 Events (%) Pacritinib Pacritinib BAT 200mg BID 200mg BID (N=98) (N=54) (N=106) Grade 3 3.7 4.7 5.1 Grade 4 0 1.9 2.0 Grade 5 0 0 4.1 19 Sources: Gerds A, et al., ASH 2019 Oral Presentation; Mascarenhas J, et al., JAMA Oncology 2018.

Financial and Corporate 20

Financial Overview Balance Sheet 9/30/19 12/31/18 Cash, Cash Equivalents $46.7 M $67.0 M and Short-term investments Debt $10.5 M $14.1 M Common Shares 58.0 M shares 58.0 M shares outstanding 21

Pacritinib Overview • Demonstrated clinical benefit in MF patients with severe thrombocytopenia • PACIFICA now enrolling MF patients with severe thrombocytopenia • Topline data expected 2H2021 • Potential for Accelerated Approval in 2022 22

Contact: Maeve Conneighton Argot Partners cti@argotpartners.com